UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 24, 2011

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 24, 2011, the Board of Directors of First Security Group, Inc. increased the size of its Board of Directors to six and elected Robert P. Keller to join the Board of First Security Group, Inc. (the “Company”).

Mr. Keller, age 73, is a Managing Director of Triumph Investment Managers, LLC.  Mr. Keller serves in leadership board positions with two financial institutions, as follows: Chairman of Security Business Bancorp, a bank holding company, and its wholly-owned subsidiary, Security Business Bank of San Diego, both based in San Diego, California, and Chairman of First State Bank, a community bank based in Cranford, New Jersey. Mr. Keller also serves as a Director and Chairman of the Audit Committee for Pennichuck Corp, a publicly traded water utility holding company in Nashua, New Hampshire. Prior to co-founding Triumph, Keller served as the President and Chief Executive Officer of three financial institutions, all of which were in excess of $1 billion in assets prior to their sale.

Mr. Keller was selected to serve as a director pursuant to the terms of First Security Group’s engagement agreement with Triumph, dated April 28, 2011.  Pursuant to the terms of that agreement, Mr. Keller will not be entitled to any additional compensation for his service as a director of First Security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: August 30, 2011
	By:	/s/ John R. Haddock
	Name:	John R. Haddock
	Title:	Chief Financial Officer